Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to the Registration Statement No. 333-295780 on Form N-14A of our report dated March 11, 2026 relating to the consolidated financial statements and financial highlights of Apollo Debt Solutions BDC (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial Highlights“, “Senior Securities”, and “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

June 10, 2026